UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2015

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	001-13111	94-3229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560
(Address of principal executive offices) (Zip Code)

(510) 744-8000
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On January 15, 2016, Rosellini Scientific, LLC (with nXn Partners, LLC as an additional real party in interest) filed with the U.S. Patent and Trademark Office Patent Trial and Appeal Board (the “PTAB”) a petition to request an Inter Partes review (the “IPR Petition”) of U.S. Patent No. 7,994,364 (the “‘364 Patent”), which Depomed, Inc. (the “Company”) has licensed from Grünenthal GmbH.  The ‘364 Patent is listed for the Company’s Nucynta® (tapentadol) and Nucynta® ER (tapentadol extended release tablets) products in the FDA’s “Orange Book” publication.  The IPR Petition contains substantially the same allegations and makes nearly identical arguments regarding the validity of the ‘364 Patent as have been raised in the Abbreviated New Drug Application (“ANDA”) litigation currently pending before the U.S. District Court for the District of New Jersey against filers of three ANDAs for each of Nucynta and Nucynta ER (the “ANDA Litigation”).  The PTAB will make a decision regarding institution of an Inter Partes review within approximately six months after the filing date.  If an Inter Partes review is commenced, the review would be a separate process from the ANDA Litigation.  However, the Company views the claims raised in the IPR Petition as duplicative of the claims that are being contested in the ANDA Litigation with respect to the ‘364 Patent.  The Company does not expect the timing of the ANDA Litigation to be affected by the IPR Petition or any decision by the PTAB regarding institution of an Inter Partes review.

The two other patents asserted in the ANDA Litigation have not been challenged in Inter Partes review proceedings.  U.S. Patent No. RE39593 (the “‘593 Patent”) has been asserted against the Nucynta and Nucynta ER ANDA filers, and U.S. Patent No. 8,536,130 (the “‘130 Patent”) has been asserted against the Nucynta ER ANDA filers.

The ‘593 Patent expires in August 2022, the ‘364 Patent expires in June 2025 and the ‘130 Patent expires in August 2028.  Each patent is subject to a potential six-month pediatric patent term extension.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.
Date: January 19, 2016
/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel

3